                                                           OMB APPROVAL
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                                                   OMB Number: 3235-0287
                                                   Expires:    January 31, 2005


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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|  Clementz       Michael         J.     |  FRONTIER FINANCIAL CORPORATION (FTBK)      |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  P.O. Box 2215                         |                      |   9/23/02            |                                       |
|----------------------------------------|                      |                      | CEO/President/Secretary               |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|  Everett         WA        98203       |                      |                      | _X_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)       (State)       (Zip)      |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or   |5.Amount of    |6.        |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)            |  Securities   |Ownership |  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)          |  Beneficially |Form Dir. |  Beneficial   |
|                            |             |     |    |               |    |        |  Owned at End |(D) or    |  Ownership    |
|                            |             |     |    |               |(A) |        |  of Month     |Indirect  |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price |  (Instr. 3&4) |(I)       |               |
|                            |             |     |    |               |    |        |               |(Instr. 4)|               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|Common Stock - Michael &    | 9/23/02     |  M  |    |    2,000      | A  |  19.43 |   212,581     |   D      |               |
|               Patricia     |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|Common Stock - Clementz &   |             |     |    |               |    |        |               |          |               |
|               Const Co.    |             |     |    |               |    |        |    16,800     |   I      |  Owner        |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|Common Stock - Leo & Shirlee|             |     |    |               |    |        |    36,750     |          |               |
|               Clementz     |             |     |    |               |    |        |               |   I      |  P.O. Attny   |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
                                                                                      TOTAL 266,131



FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    | 19.43   |9/23 |    |    |        |        |1/9  |1/4  |          |          |          |          |    |          |
|Stock     |         | /02 | M  |    |        | 2,000  | /00 | /04 |   ISO    |   2,000  |  19.43   |   9,400  | D  |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ Michael J. Clementz         9/23/02
                                     ------------------------------- ----------
                                     ** Signature                      Date

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.
            * If the form is filed by more than one reporting person, see
              Instruction 4(b)(v).
           ** Intentional misstatements or omissions of facts constitute Federal
              Criminal Violations.
                  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.